Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-194770
June 18, 2014

CyrusOne Inc.

Free Writing Prospectus

On June 17 and 18, 2014, one of our executive officers sent e-mail or text messages to certain investors. The texts of these messages, in relevant part, are reproduced below:

1.	“We will work with the bank to fill your allocation. Take care”

2.	“We launched. Interested in purchasing any more shares? Take care”

3.	“Hope all is well. We launched our equity offering yesterday. Please let us know if you’d like any shares.”

4.	“We launched the equity offering yesterday. If you would like any shares let us know.”

5.	“Hope all is well. We launched our equity offering yesterday. Please let us know if you’d like any shares. Thanks. Take care”

6.	“Let me know if you would like to purchase any shares”

7.
“Hope you are well. Yesterday we launched our public equity offering to exchange cbb’s op units for public equity. Please let us know if you are interested in purchasing any shares. Thanks and have a good week.”

8.	“We launched an equity offering to exchange Cbb units for cone shares.”

9.	“Hope all is well. We just launched an equity offering to exchange Cbb op units for common shares. I know we pay a dividend, but would you like any shares? Please let me know. Thanks”

10.	“We just launched a follow on equity offering exchanging Cbb op units for shares. Know any long term holders that want any?”

You should consider the statements above only after carefully evaluating all of the information in the Company’s prospectus supplement dated June 17, 2014 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated April 4, 2014 (the “Prospectus”) forming part of the Company’s Registration Statement on Form S-3 (No. 333-194770) filed with the Securities and Exchange Commission (“SEC”) on March 24, 2014 (the “Registration Statement”).

The Company has filed the Registration Statement (including the Preliminary Prospectus Supplement and Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the Prospectus and other documents the Company has filed with the SEC that are incorporated therein for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement if you request it by calling Citigroup at (800) 831-9146; or by calling BofA Merrill Lynch at (866) 500-5408.

To review a filed copy of the Preliminary Prospectus Supplement and Prospectus, you may also click on the following link:
http://www.sec.gov/Archives/edgar/data/1553023/000104746914005668/a2220507z424b5.htm